EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-169568, 333-146768, 333-109962, 333-100842, 333-72990) and the Registration Statement on Form S-3 (No. 333-54006) of Daktronics Inc., respectively, of our reports dated June 22, 2015, with respect to the consolidated financial statements and schedule of Daktronics Inc. and the effectiveness of internal control over financial reporting of Daktronics Inc. included in this Annual Report (Form 10-K) of Daktronics Inc. for the year ended May 2, 2015.

/s/Ernst & Young LLP
Minneapolis, Minnesota
June 22, 2015